PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(2)
(To Prospectus dated as of April 7, 2025, as amended on April 8, 2025, and to Prospectus Supplement dated April 8, 2025)	Registration Statement No. 333-282910

Neuberger High Yield Strategies Fund Inc.

This Prospectus Supplement includes updates related to Neuberger High Yield Strategies Fund Inc. (the “Fund”).

(1)	Fund Name Change

Effective December 18, 2025, the Fund changed its name from Neuberger Berman High Yield Strategies Fund Inc. to Neuberger High Yield Strategies Fund Inc.  As such, effective immediately, all references to “Neuberger Berman High Yield Strategies Fund Inc.” in the Fund’s Prospectus Supplement and Prospectus are deleted in their entirety and replaced with “Neuberger High Yield Strategies Fund Inc.”

(2)	Fund Portfolio Manager Changes

Joseph Lind, co-portfolio manager to the Fund, will expand his role and become Co-Head of Special Situations effective December 31, 2025.  As such, he will cease his portfolio management responsibilities to the Fund on or about December 31, 2026.

Steve Ruh, CFA, joined the firm in 2007 and is a member of the portfolio management team for the firm’s non-investment grade credit strategies and will become a co-portfolio manager to the Fund alongside Mr. Lind and Christopher Kocinski on December 31, 2025. To ensure a smooth transition, Mr. Lind will work with Mr. Ruh throughout, and as needed, after the transition.

As such, effective December 31, 2025, the “Management of the Funds – Portfolio Managers” section of the Prospectus for the Fund is deleted in its entirety and replaced with the following:

Joseph Lind, CFA, is a Managing Director of NBIA. He has served as a Portfolio Manager for the Fund since 2018 and is Co-Head of U.S. High Yield. He joined the Firm in 2018.

Christopher Kocinski, CFA is a Managing Director of NBIA. He has served as a Portfolio Manager for the Fund since 2019 and is Co-Head of U.S. High Yield. He joined the Firm in 2006.

Steve Ruh, CFA, is a Managing Director of NBIA. He has served as a Portfolio Manager for the Fund since December 2025 and is a member of the portfolio management team for the firm’s non-investment grade credit strategies. Mr. Ruh has co-managed the Fund since December 2025.

The date of this supplement is December 18, 2025.

Please retain this supplement for future reference.

Neuberger Berman Investment Advisers LLC 1290 Avenue of the Americas New York, NY 10104 Shareholder Services 800.877.9700 Institutional Services 800.366.6264 www.nb.com